Mueller Water Products
First Quarter 2013
Conference Call Script
2/6/2013
Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products' 2013 first quarter conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2012 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 157.5 million shares outstanding at December 31, 2012.

Discussing the first quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter's results as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year, which ends on September 30. All operating results discussed in these prepared remarks are from continuing operations unless specified otherwise.

A replay of this morning's call will be available for 30 days after the call at 1-866-470-7045. The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I'll now turn the call over to Greg.

Greg Hyland:

Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2013 first quarter.

I'll begin my remarks with a brief overview of the quarter, followed by Evan's detailed financial report, which covers key drivers affecting our businesses. After that, I will follow with additional comments on our recent results and our end markets, as well as our outlook for the second quarter.

Our consolidated performance improved again in the first quarter, as demonstrated by a 13.8 percent increase in net sales and a 20.6 percent increase in adjusted operating income.

Shipments of Mueller's valves, hydrants and brass products increased in the quarter year-over-year, which we believe was due to continued improvement in both the municipal and residential construction markets. Net sales of Mueller Co.'s newer technology products and services more than doubled in the quarter on a year-over-year basis, demonstrating the traction we believe these products and services are gaining in the marketplace. In fact, over half of the $23 million net sales increase at Mueller Co. was attributable to our metering products.

Although Mueller Co.'s newer technology products and services negatively impacted its adjusted operating margin in the quarter, the incremental margin from increased net sales was encouraging, and we believe there is room for further improvement, especially as deployment of our AMI systems grows.

Anvil's net sales were also up year-over-year. However, as we expected, adjusted operating income was negatively impacted by higher per-unit overhead costs due to lower production during the second half of 2012.

Overall, results for the quarter were about as we expected, and we look forward to our performance improving further over the remainder of the year as our end markets are expected to continue to recover.

I'll now turn the call over to Evan.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I'll first review the consolidated results and then discuss segment performance.

Consolidated net sales for the 2013 first quarter of $245.1 million increased $29.7 million, or 13.8%, from the 2012 first quarter net sales of $215.4 million due to higher shipment volumes most of which came from Mueller Co.

Consolidated gross profit was $57.1 million for the 2013 first quarter compared to $52.8 million for the 2012 first quarter. This improvement was driven primarily by higher shipment volumes, higher sales prices, and lower raw material costs, partially offset by higher per-unit overhead costs.

Consolidated selling, general and administrative expenses as a percentage of net sales declined to 20.2% in the 2013 first quarter from 21.6% in the 2012 first quarter. Selling, general and administrative expenses were $49.5 million for the 2013 first quarter compared to $46.5 million for the 2012 first quarter.

Adjusted operating income for the 2013 first quarter increased 20.6% to $7.6 million from adjusted operating income of $6.3 million for the 2012 first quarter. This increase was driven primarily by higher shipment volumes, higher sales prices and lower raw material costs. These improvements, primarily at Mueller Co., were partially offset by higher expected per-unit overhead costs at Anvil.

Adjusted EBITDA for the 2013 first quarter increased to $22.4 million from $21.3 million for the 2012 first quarter.

Interest expense, net decreased $2.1 million in the 2013 first quarter due to $1.4 million of non-cash costs for terminated swap contracts in 2012 and $0.7 million due primarily to lower levels of total debt outstanding in 2013. Subsequent to the end of the first quarter, we announced our intention to redeem an additional $22.5 million of our 8.75% notes. The redemption date is February 22, 2013.

The 2013 first quarter income tax benefit was $1.6 million on a pre-tax loss of $6.6 million, or an effective income tax rate of 24.2%. The 2013 first quarter benefit was reduced by $0.8 million related to a deferred tax asset valuation allowance adjustment. Excluding this adjustment, the effective tax rate for the 2013 first quarter would have been 36.4%. Net operating loss carryforwards remain available to offset future taxable earnings.

Adjusted net loss per diluted share for the 2013 first quarter was $0.02 compared to adjusted net loss per diluted share for the 2012 first quarter of $0.04 - an improvement of $0.02.

I'll now walk you through the after-tax adjustments for both the 2013 and 2012 first quarters. The 2013 first quarter adjusted results exclude the income from discontinued operations of $12.0 million, the deferred tax valuation allowance of $0.8 million, and restructuring expenses of $0.4 million. The 2012 first quarter adjusted results exclude the loss from discontinued operations of $5.4 million, terminated interest rate swap costs of $0.8 million and restructuring expenses of $0.2 million.

There was a weighted average of 159.2 million diluted shares of our common stock outstanding for the 2013 first quarter compared to a weighted average of 156.0 million diluted shares outstanding for the 2012 first quarter.

I'll now move on to segment performance and begin with Mueller Co.

Net sales for the 2013 first quarter increased 18.0% to $151.1 million from net sales of $128.1 million for the 2012 first quarter. This increase was due primarily to higher shipment volumes across most of Mueller Co.'s products, especially metering, valves, hydrants and brass products. Sales of the newer technology products and services more than doubled this quarter compared to last year and accounted for more than half of the net sales growth in the 2013 first quarter.

Adjusted operating income for the 2013 first quarter improved 72.5% to $8.8 million from adjusted operating income of $5.1 million for the 2012 first quarter. Adjusted operating margin for the 2013 first quarter improved 180 basis points to 5.8% from adjusted operating margin for the 2012 first quarter of 4.0%.

Net sales of our newer technology products and services demonstrated strong growth this quarter more than doubling on a year-over-year basis. Additionally, the operating performance of these products and services improved meaningfully versus the prior year and is approaching breakeven. As a result, the negative margin impact at Mueller Co. from these products and services was down substantially from previous quarters to 190 basis points this quarter.

The performance of base Mueller Co. was mixed, with strong performance year-over-year from valves, hydrants and brass service products, partially offset by weaker performance from Henry Pratt's water treatment plant valves.

I'll now turn to Anvil…

Net sales for the 2013 first quarter increased 7.7% to $94.0 million compared to net sales of $87.3 million for the 2012 first quarter. The increase resulted primarily from higher shipment volumes across most of Anvil's end markets. Anvil's net sales to the fire protection and mechanical markets improved over last year while net sales to the oil & gas market, which accounts for approximately 20% of Anvil's net sales, had minimal growth after exhibiting strong growth in 2012.

Adjusted operating income for the 2013 first quarter was $5.9 million compared to adjusted operating income for the 2012 first quarter of $7.8 million. As anticipated, adjusted operating income declined due to lower production levels in the 2012 second half. This caused higher per-unit overhead costs in inventory, which impacted operating results in this quarter. As a reminder, we use the FIFO method of inventory accounting.

Adjusted EBITDA for the 2013 first quarter was $9.4 million compared to adjusted EBITDA for the 2012 first quarter of $11.4 million.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was negative $5.6 million for the 2013 first quarter compared to a positive $6.6 million for the 2012 first quarter. We continue to focus on managing our working capital and, for the 2013 first quarter, trailing four-quarter average receivables, inventory, and accounts payable as a percentage of net sales improved 220 basis points from the 2012 first quarter.

At December 31, 2012, total debt was $623.0 million, down $55.5 million from a year ago. Total debt outstanding included $420.0 million of 7⅜% senior subordinated notes due 2017, $200.0 million of 8¾% senior unsecured notes due 2020 and $3.0 million of other. Net debt leverage was 4.3x as of December 31, 2012. Using December 31, 2012 data, we had $122.1 million of excess availability under our asset based credit agreement.

I'll now turn the call back to Greg.

Thanks, Evan.

I'll now elaborate on our 2013 first quarter performance and end markets and provide an outlook for our second quarter. I'll begin with Mueller Co.

Mueller Co. performed about as we expected this quarter with stronger performance across all products and services with the exception of our Henry Pratt product line.

We are pleased with the net sales growth at Mueller Co. in the quarter. Shipments of domestic valves, hydrants and brass products in both dollars and units were up.

We believe demand for Mueller Co.'s products benefitted from increased spending by municipal water systems and that we saw some growth in demand from new residential construction projects.

Our domestic unit booking activity in the first quarter for Mueller Co.'s valves, hydrants and brass products increased 8%, 10% and 15%, respectively, year-over-year. We also believe that distributor inventories at the end of the first quarter were flat from both the previous quarter and year-over-year.

Our metering products continued to make good progress, with net sales and bookings more than doubling year-over-year during the quarter. These products are certainly gaining traction as more than 50 percent of Mueller Co.'s net sales increase in the quarter came from our meter products.

During the quarter, year-over-year adjusted operating margin at Mueller Co. expanded by 180 basis points driven by the improved performance of our newer technology products, as well as the growth of our core valves, hydrants and brass products. As we look at the margins for the products manufactured at our hydrant, valve and brass products facilities, we note that they expanded about 200 basis points year-over-year.

The one product category that declined year-over-year was Henry Pratt valves. Henry Pratt accounts for approximately 15% of Mueller Co.'s net sales. This quarter was impacted to a greater extent primarily by the mix of products as compared to the previous year. However, we believe we should see improved performance beginning in the second quarter since both bookings and backlog increased during the quarter.

As Evan discussed, Anvil performed as we expected. Anvil saw net sales growth in most of its end markets.

As we mentioned on our fourth quarter call, we expected Anvil's adjusted operating income to decline year over year. Anvil experienced higher per-unit overhead costs due to lower production in the second half of 2012. This impacted first-quarter financials. Higher volume and higher sales pricing offset a portion of those costs.

Before I turn to our outlook for the second quarter, I'll discuss what we are seeing with some of the macro drivers in our end markets. Most of the recent macro-economic data has been positive and we believe our water infrastructure markets continue to improve.

The general municipal spending environment continues to show improvement, as tax receipts have grown and the financing market remains favorable.

According to the U.S. Census Bureau, state and local seasonally adjusted tax receipts grew at 3.9% year-over-year for the period ending September 30, 2012 and were up to the June quarter, and on the municipal bond front, rates are still very attractive from a historical perspective.

The CPI for water and sewage maintenance rates increased by an annualized rate of 6.7% in December compared to the prior year, exceeding that of other utilities and the CPI as a whole.

Finally, the housing market continues to be a bright spot in the economy. December housing starts of 954,000 units was the highest level since June 2008. This represented the fourth consecutive month of greater than 800,000 units on a seasonally adjusted annualized basis. Furthermore, December single family starts of 616,000 units were above 500,000 units for the ninth consecutive month and represented the strongest reading since June 2008. As a potential future indicator, December housing permits were above 900,000 units for the second consecutive month and represented the highest reading since July 2008. Total permits grew 29% over last year, while single family permits reached their highest level since June 2008 and grew 27% over last year. Also, new and existing home inventories held for sale have continued to decline from all-time highs during the financial crisis and both well within historical normal levels. Household formation growth for the last twelve months has averaged 1.4 million, which is another positive sign for the housing market. To put this into perspective, household formation in 2009 and 2010 averaged 350,000 and the long-term average is 1.1 million. Although the housing recovery appears to be continuing to gain momentum, we still expect to experience somewhat of a lag relative to the growth in housing starts as the industry continues to work through existing finished lot inventory.

As we have mentioned before, we need to see not just growth in community counts from builders but development of raw land, which is still in the early phases of recovery. According to Ivy Zelman and Associates, there is evidence of mothballed communities, primarily in A and B locations, coming back online in areas such as California, Florida and Phoenix. There is also some evidence of builders' demand for raw land increasing and development activity also increasing, particularly in areas such as Washington, D.C., San Francisco, Houston, San Diego and Phoenix.

We believe that we are still seeing a lag period for the sale of certain of our products into residential construction but that lag period continues to decline and we are seeing some pockets of growth.

It is important to note that improving housing construction ultimately helps bolster the health of municipalities, as local governments benefit from increased property taxes, as well as connection fees and other ancillary fees associated with residential construction.

Turning now to our outlook for the second quarter…

On a year-over-year basis for the second quarter, we expect Mueller Co.'s net sales to increase primarily due to volume growth in our core valves, hydrants and brass products and significantly higher net sales of our metering products. The metering backlog was up over 70% at the end of December as compared to a year ago.

In total, we expect adjusted operating income for Mueller Co. to nearly double year-over-year with improved performance across all of our product categories.

At Anvil, we expect a slight decrease in shipment volumes in the second quarter year-over-year as we face some softness in our end markets, primarily the oil & gas market. We believe this reduced volume will result in lower year-over-year operating income. Additionally, we expect the remainder of the higher per-unit overhead costs in inventory related to second half production last year to flow through the income statement this quarter. Therefore, we expect to see a year-over-year decline in Anvil's adjusted operating income.

For the Company as a whole, we believe that 2013 second quarter net sales will increase year-over-year attributable to volume increases at Mueller Co. We expect adjusted income from operations to increase substantially year-over-year.

Overall, we think the signs we are seeing in our water markets are mostly positive reinforcing the outlook we provided last quarter.

Raw material costs have remained relatively stable and we expect that average costs for 2013 could be slightly below those of 2012.

Other key variables for 2013 are as follows: corporate spending is estimated to be $30 to $32 million, depreciation and amortization is estimated to be $60 to $62 million and interest expense is estimated to be $51 to $53 million. Our adjusted effective income tax rate is expected to be between 37% and 40% for the full year.  Capital expenditures are expected to be between $30 and $34 million.

For the full year 2013, we expect free cash flow to be stronger than 2012. Most of our improved free cash flow generation is expected to come from improved operating results. Additionally, we expect cash income taxes to be minimal this year based on our net operating loss carryforward position. At this time, we contemplate only making minimal cash contributions to our pension plans in 2013.

In summary, we feel we are well positioned to benefit from a recovery in residential construction and municipal water spending, both of which, we believe, are healthier today than they were a year ago. We also believe operating margins will continue to be positively impacted in the future by the efficiencies generated from our LEAN manufacturing achievements and as we experience higher levels of capacity utilization. Additionally, we believe we will benefit from the investments we have made in our metering systems and leak detection products and services as these markets continue to grow.

With that, I will open this call for your questions.